Exhibit 4.5

SHARPER IMAGE CORPORATION

FORM OF STOCK OPTION AGREEMENT

RECITALS

A. The Board of Directors of the Corporation has adopted the 2000 Stock Incentive Plan (as amended from to time, the “Plan”) for the purpose of attracting and retaining the services of selected key employees (including officers and directors), non-employee members of the Board of Directors, consultants and other independent contractors.

B. Optionee is an individual who has rendered or is to render valuable services to the Corporation or its parent or subsidiary corporations, and this Stock Option Agreement (this “Agreement”) is delivered pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s grant of a stock option to Optionee.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Option. Subject to and upon the terms and conditions set forth in this Agreement, the Corporation hereby grants to Optionee, as of the grant date (the “Grant Date”) specified in the accompanying Notice of Grant of Stock Options (the “Grant Notice”), a stock option to purchase up to that number of shares of the Corporation’s Common Stock (the “Optioned Shares”) as is specified in the Grant Notice. The Optioned Shares shall be purchasable during the option term at the option price per share (the “Option Price”) specified in the Grant Notice. Terms used but not defined herein shall have the meanings given in the Plan.

2. Option Term. This option shall have a maximum term of ten years measured from the Grant Date and shall accordingly expire at the closing of business on the expiration date (the “Expiration Date”) specified in the Grant Notice, unless sooner terminated in accordance with the terms of this Agreement.

3. Option Nontransferable: Exception. This option shall be neither transferable nor assignable by Optionee except as set forth in Article Two, Section I, Paragraph F of the Plan, and only if permitted by the Plan Administrator. Optionee may also designate one or more persons to be the beneficiary or beneficiaries of this option upon Optionee’s death. Any such beneficiary or permitted transferee shall take this option subject to all the terms and conditions of this Agreement and the Plan.

4. Dates of Exercise. This option shall become exercisable for the Optioned Shares in one or more installments as is specified in the vesting or exercise schedule set forth in the Grant Notice, subject to Optionee’s continued Service on the applicable vesting. Unless otherwise expressly stated in the Grant Notice, no portion of this option may be exercised prior to its vesting date. As the option becomes exercisable in one or more installments, the installments shall accumulate and the option shall remain exercisable for such installments until the Expiration Date or the sooner termination of the option term as provided in this Agreement.

5. Accelerated Termination of Option Term. The option term specified in Paragraph 2 shall terminate (and this option shall cease to be exercisable) prior to the Expiration Date should one of the following provisions become applicable:

(a) Except as otherwise provided in subparagraph (b) or (c) below, should Optionee cease to remain in Service while this option is outstanding, then the period for exercising this option shall be reduced to a three (3)-month period commencing with the date of such cessation of Service, but in no event shall this option be exercisable at any time after the Expiration Date. Upon the expiration of such three (3)-month period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding. Notwithstanding the foregoing, unless otherwise determined by the Plan Administrator, should Optionee’s Service be terminated by the Corporation for Misconduct or should Optionee engage in Misconduct while holding this option, this option shall immediately terminate and cease to be outstanding.

(b) Should Optionee die while in Service or during the three (3)-month period following Optionee’s cessation of Service, then the personal representative of the Optionee’s estate or the person or persons to whom the option is transferred pursuant to the Optionee’s will or in accordance with the law of descent and distribution shall have the right to exercise this option. Such right shall lapse and this option shall cease to be exercisable upon the earlier of (i) the expiration of the twelve (12)-month period measured from the date of Optionee’s death or (ii) the Expiration Date. Upon the expiration of such twelve (12)-month period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding.

(c) Should Optionee become Permanently Disabled and cease by reason thereof to remain in Service, then the Optionee shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date. Upon the expiration of such limited period of exercisability or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding.

(d) During the limited period of exercisability applicable under subparagraphs (a), (b) or (c) above, this option may be exercised for any or all of the Optioned Shares for which this option is, at the time of the Optionee’s cessation of Service, exercisable in accordance with the exercise schedule specified in the Grant Notice and the provisions of Paragraph 6 of this Agreement.

6. Special Termination of Option.

(a) To the extent and as further provided in the Plan, in the event of a Corporation Transaction, then the exercisability of this option (if outstanding at the time) shall automatically accelerate so that such option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable for all of the Optioned Shares and may be exercised for all or any portion of such shares, after which this option shall terminate upon the consummation of the Corporate Transaction and cease to be exercisable, unless it is assumed by the successor corporation or parent thereof. No such acceleration of this option, however, shall occur if and to the extent the option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or replaced with a cash incentive program which preserves the spread existing at the time of the Corporate Transaction.

(b) The exercisability of this option as an incentive stock option under the Federal tax laws (if designated as such in the Grant Notice) shall, in connection with any such Corporate Transaction, be subject to the applicable dollar limitation of Paragraph 16.

(c) This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merger, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7. Adjustment in Optioned Shares.

(a) In the event any change is made to the Corporation’s outstanding Common Stock by reason of any stock dividend, stock split, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments shall be made to (i) the total number of Optioned Shares subject to this option, (ii) the number of Optioned Shares for which this option is to be exercisable from and after each installment date specified in the Grant Notice and (iii) the Option Price payable per share in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

(b) If this option is to remain outstanding after any Corporate Transaction, then this option (including the number and type of securities and per share Option Price) shall be appropriately adjusted as provided in Article Two, Section III, Paragraph D of the Plan.

8. Privilege of Stock Ownership. The holder of this option shall not have any of the rights of a shareholder with respect to the Optioned Shares until such individual shall have exercised the option and paid the Option Price.

9. Manner of Exercising Option.

(a) In order to exercise this option with respect to all or any part of the Optioned Shares for which this option is at the time exercisable, Optionee (or in the case of exercise after Optionee’s death, the Optionee’s executor, administrator, heir or legatee, as the case may be) must take the following actions:

(i) Execute and deliver to the Corporation a notice of exercise in the form specified by the Corporation and in the manner specified by the Corporation.

(ii) Pay the aggregate Option Price for the purchased shares in one or more of the following alternative forms:

(A) full payment in cash or check; or

(B) full payment in shares of Common Stock of the Corporation held by the Optionee for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

(C) any combination of the foregoing; or

(D) any other form which the Plan Administrator may, in its discretion, approve in accordance with the provisions of the Plan and with applicable law; or

(E) a “broker-assisted cashless exercise” pursuant to which the Corporation receives full payment of the Option Price and all applicable Federal and state income and employment taxes required to be withheld by the Corporation.

(iii) Furnish to the Corporation appropriate documentation that the person or persons exercising the option, if other than the Optionee, have the right to exercise this option.

(b) As soon after the Exercise Date as practical, the Corporation shall mail or deliver to Optionee or to the other person or persons exercising this option a certificate or certificates (which may be physical or electronic) representing the shares so purchased and paid for, with the appropriate legends affixed thereto.

(c) In no event may this option be exercised for any fractional shares.

10. Compliance with Laws and Regulations.

(a) The exercise of this option and the issuance of Optioned Shares upon such exercise shall be subject to compliance by the Corporation and the Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the shares of the Corporation’s Common Stock may be listed at the time of such exercise and issuance, as well as subject to stockholder approval of the Plan if applicable.

(b) In connection with the exercise of this option, Optionee shall execute and deliver to the Corporation such representations in writing as may be requested by the Corporation in order for it to comply with the applicable requirements of Federal and State securities laws.

11. Liability of Corporation.

(a) If the Optioned Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may without shareholder approval be issued under the Plan, then this option shall be void with respect to such excess shares, unless shareholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the Plan.

(b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained.

12. No Employment or Service Contract. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the Service of the Corporation (or any parent or subsidiary corporation of the Corporation employing or retaining Optionee) for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any parent or subsidiary corporation of the Corporation employing or retaining Optionee) or the rights of the Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason whatsoever, with or without cause.

13. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation in care of the director of personnel at its corporate offices in San Francisco, California. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee’s signature line on the Grant Notice. All notices shall be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

14. Construction. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

15. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

16. Additional Terms Applicable to an Incentive Stock Option. In the event this option is an incentive stock option (or Incentive Option) as specified in the Grant Notice, the following terms and conditions shall also apply to the grant:

(a) This option shall only be an incentive stock option to the extent permitted by applicable tax rules and regulations.

(b) This option shall cease to qualify for favorable tax treatment as an incentive stock option under the Federal tax laws if (and to the extent) this option is exercised for one or more Optioned Shares: (i) more than three months after the date the Optionee ceases to be an employee for any reason other than death or permanent disability (as defined in Section 22(e)(3) of the Code) or (ii) more than one year after the date the Optionee ceases to be an employee by reason of permanent disability (as defined in Section 22(e)(3) of the Code).

(c) No portion of this option shall qualify for favorable tax treatment as an incentive stock option under the Federal tax laws if (and to the extent) the aggregate fair market value (determined at the Grant Date) of the Corporation’s Common Stock for which such portion first becomes exercisable hereunder will, when added to the aggregate fair market value (determined as of the respective date or dates of grant) of the Corporation’s Common Stock for which one or more other incentive stock options granted to the Optionee (whether under the Plan or any other option plan of the Corporation or any parent or subsidiary corporation) first become exercisable during the same calendar year, exceed $100,000 in the aggregate.

(d) To the extent this option should fail to qualify as an incentive stock option under the Federal tax laws, the Optionee will recognize compensation income in connection with the acquisition of one or more Optioned Shares hereunder.

17. Withholding. Optionee hereby agrees to make appropriate arrangements with the Corporation or parent or subsidiary corporation employing Optionee for the satisfaction of all applicable Federal, State or local income tax withholding requirements and Federal social security employee tax requirements applicable to the exercise of this option. The Corporation’s obligation to deliver shares of Common Stock upon the exercise of options shall be subject to the satisfaction by Optionee of all applicable Federal, state and local income and employment tax withholding requirements.